Exhibit 10.7

FINAL FORM

SYMBOTIC INC.

2022 OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”), evidences an award of performance-based restricted stock units (the “PSUs”) by and between Symbotic Inc., a Delaware corporation (the “Company”) under the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Participant:	______________ (the “Participant”).

Grant Date:	______________ (the “Grant Date”).

Number of PSUs:	______________ the “Target Number of PSUs”). The number of PSUs that are earned and be eligible to vest will range from 0% to___% of the Target Number of PSUs as determined based on achievement of the Performance Metrics set forth in Schedule A.

Performance Period:	_________, 20___ to _________, 20___.

Performance Metrics:	As set forth in Schedule A.

In accordance with Section 3.5.1 of the Plan, as of the date of a Change of Control, the PSUs shall be deemed earned at the greater of the target level and the actual performance level at the date of the Change of Control with respect to all open performance periods and will cease to be subject to any further performance conditions.

Vesting Date:	The PSUs shall vest on the date on which the Committee determines the number of earned PSUs following the end of the Performance Period (the “Vesting Date”).

The PSUs will vest only if the Participant is, and has been, continuously employed by the Company from the Grant Date through the Vesting Date, and any unvested PSUs will be forfeited upon any termination of Employment for any reason.

Notwithstanding the foregoing:

A. Termination in Connection with a Change of Control: Upon a termination of Employment without Cause or for Good Reason on or within one year following a Change of Control, the PSUs will vest in full.

B. Termination Due to Death[,][ or] Disability[ or Retirement]: Upon a termination of Employment due to death[,][ or] Disability[ or Retirement], a prorated portion of the PSUs will remain eligible to vest on the Vesting Date to the extent that the Performance Metrics are achieved at the end of the Performance Period, with the proration calculated based on the number of days from and including the Grant Date through the Participant’s date of termination, divided by the number of days from and including the Grant Date through the end of the Performance Period.

C. For purposes of this Award Agreement,

a.   “Disability” shall mean, unless otherwise defined in an employment agreement between the Participant and the Company, a Participant’s inability to perform the duties of his or her employment on a full-time basis for six (6) consecutive months, as determined by the Committee; provided that, to the extent necessary to comply with Section 409A, “Disability shall mean “disability” as defined in Section 409A(a)(2)(C).

b.  [“Good Reason” shall mean the occurrence of any of the following in the absence of the Participant’s written consent: (i) any material and adverse change in the Participant’s position or authority with the Company as in effect immediately before a Change of Control; (ii) the transfer of the Participant’s primary work site to a new primary work site that is more than 50 miles from the Participant’s primary work site in effect immediately before a Change of Control; or (iii) a diminution of the Participant’s base salary in effect immediately before a Change of Control by more than 10%, unless such diminution applies to all similarly situated employees. If the Participant does not deliver to the Company a written notice of termination within 30 days after the Participant has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Participant must give the Company 30 days to cure the event constituting Good Reason.]

c.   [“Retirement” shall mean, unless otherwise defined in an employment agreement between the Participant and the Company, the termination of the Participant’s employment other than for Cause [Alternative 1: after attainment of age __ with at least __ years of service with the Company and its predecessors and affiliates or age __ with at least ___ years of service][Alternative 2: at which time the Participant’s age and years of service with the Company and its predecessors and affiliates add up to at least __]; provided that such Retirement constitutes a “separation from service” as defined in the regulations under Section 409A to the extent necessary to comply with Section 409A.]

Delivery Date:	Within 60 days after the applicable Vesting Date (or, if earlier, within 15 days after the date of the Participant’s termination of Employment), the Company will issue to the Participant one Share for each vested PSU (each date on which the Shares are so issued, a “Delivery Date”). In the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of the vested PSUs, the Company may deliver cash equal in value to a Share or a combination thereof, as determined by the Committee.

Dividend Equivalent Rights:	On the Delivery Date, the Company will pay to the Participant a cash amount equal to the cash dividends or other distributions (other than any dividends or distributions for which the PSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, that would have been paid on the Shares underlying the PSUs that vest on the applicable Vesting Date if such Shares had been outstanding as of the Grant Date.

Voting Rights:	The Participant will have no voting rights with respect to any of the Shares underlying any PSUs until such Shares are issued and delivered to the Participant and the Participant’s name is entered as a stockholder of record on the books of the Company.

Section 409A:	Payments under this Award Agreement are intended to be exempt from or comply with Section 409A to the extent applicable, and this Award Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Award Agreement or any other agreement that the Participant has entered into with the Company, to the extent that any payment under this Award Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Participant by reason of termination of the Participant’s Employment, then (a) such payment shall be made to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the

Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment shall not be made before the date that is six months after the date of the Participant’s separation from service (or the Participant’s earlier death). Each payment under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.

Tax Withholding:	The Participant is advised to review with his/her own tax advisors any tax consequences of the PSUs. The Participant hereby represents to the Company that he/she is relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. At the time the PSUs vest and settle, in whole or in part, and at any time thereafter as requested by the Company, the Participant hereby agrees that the amounts required to satisfy the tax withholding obligations of the Company or its Affiliates, if any, in connection with the vesting and settlement of the PSUs will be satisfied by means of (i) the sale of a number of Shares (with an aggregate value equal to such withholding obligations (rounded up to the nearest whole number of Shares)) that otherwise would be delivered to the Participant in connection with the settlement of the PSUs (“Sell To Cover”) or (ii) any other method to satisfy any tax withholding obligations as determined or permitted by the Committee in its sole discretion subject to such procedures or rules as implemented by the Company from time to time. In the event of Sell To Cover, the Participant agrees to execute any letter of instruction or other agreement required by the Company’s transfer agent or other party involved in such sale to cause such party or parties to irrevocably commit to forward the proceeds necessary to satisfy the tax withholding obligations directly to the Company or its Affiliates.

Transfer Restrictions:	The Participant may not sell, exchange, transfer, assign, pledge, hedge, hypothecate or otherwise encumber the PSUs or the Shares underlying the PSUs, other than to the extent provided in Section 3.4 of the Plan.

Repayment:	The PSUs (or a portion thereof) will be subject to repayment immediately upon demand therefor, in accordance with Section 2.9 of the Plan, if any terms and conditions of the Plan and the Award Agreement are not materially satisfied. Any decision regarding repayment of PSUs under this paragraph will be made by the Committee in its sole discretion.

In addition to the foregoing, the PSUs will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy.

Amendment:	The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee may not make any amendment in a manner unfavorable to the Participant (other than if immaterial), without the Participant’s consent except as provided in the Plan. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:	This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the PSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. By accepting this Award Agreement, the Participant agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original, and such execution may be evidenced by electronic means pursuant to any procedures established by the Company for electronic acceptance.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

SYMBOTIC INC.

By:

Name:
Title:

[NAME OF PARTICIPANT]

[Signature Page to Performance-Based Restricted Stock Unit Award Agreement]

SCHEDULE A: PERFORMANCE METRICS

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